EXHIBIT 99.1

Legacy Reserves LP to Acquire Oil and Natural Gas Producing Properties for $20.8 Million

MIDLAND, Texas, April 10, 2007 (PRIME NEWSWIRE) -- Legacy Reserves LP (Nasdaq:LGCY) today announced that it has signed definitive purchase agreements to acquire certain oil and natural gas producing properties from two private companies for an aggregate purchase price of $20.8 million, subject to purchase price adjustments, to be paid in cash. The properties are located in Midland, Upton and Reagan counties of West Texas and Lea and Eddy counties of southeast New Mexico. The acquisitions are subject to customary closing conditions and are expected to close by the end of April.

Cary Brown, Chairman and Chief Executive Officer of the general partner of Legacy Reserves LP, said, "The subject properties are near our existing Permian Basin properties and offer identified exploitation opportunities."

Operational highlights:

  Estimated proved reserves of 1.44 MMBoe
  Approximately 77% proved developed producing reserves
  Proved reserves to production ratio of approximately 14 years
  Current net production of approximately 284 Boe per day
  34 operated and 24 non-operated producing wells

Financial highlights:

We expect the acquisition to be immediately accretive to distributable cash flow per unit. Management will evaluate the impact of the acquisition on current distribution levels as it integrates the assets. All changes in distributions are subject to approval by the Board of Directors of the general partner of Legacy Reserves LP.

About Legacy Reserves LP

We are an independent oil and natural gas limited partnership headquartered in Midland, Texas, and are focused on the acquisition and exploitation of oil and natural gas properties primarily located in the Permian Basin of West Texas and southeast New Mexico. Additional information is available at www.LegacyLP.com.

The Legacy Reserves logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=3201

Cautionary Statement Relevant to Forward-Looking Information

This press release contains forward-looking statements relating to Legacy's operations that are based on management's current expectations, estimates and projections about its operations. Words such as "anticipates," "expects," "intends," "plans," "targets," "projects," "believes," "seeks," "schedules," "estimated," and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Among the factors contained in these forward-looking statements are uncertainties as to the actual amount and timing of Legacy's transition costs from a private entity to a publicly held MLP. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Legacy undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are realized oil and natural gas prices; production volumes; lease operating expenses, general and administrative costs and finding and development costs; future operating results; and the factors set forth under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2006.

CONTACT:

Legacy Reserves LP
Steven H. Pruett, President and Chief Financial Officer
(432) 682-2516